INFORMATION FOR RELEASE

MuniMae Announces 2004 Third Quarter Distribution

Company Continues Growth with 31st Consecutive Increase

BALTIMORE (September 23, 2004) – Municipal Mortgage & Equity, LLC (NYSE:MMA), known as MuniMae, announced today that its Board of Directors raised the quarterly distribution to $0.4675 per common share, an increase of 3.9 % over the same period in 2003.

MuniMae Chairman and CEO Mark K. Joseph, commenting on the results, stated, “We are pleased with the Company’s continued progress against its fiscal 2004 production and financial targets, and in view the same are announcing the 31st consecutive increase in our distribution to common shares. Over the past year, we have significantly increased our dividend growth rate, from 2.3% to 3.9%. We continue to focus on providing the highest levels of service to our developer and investor clients while striving to maintain consistently superior returns to our shareholders.”

Distribution Results
MuniMae’s third quarter distribution to common shareholders of $0.4675 annualizes to $1.87 per share. Based on the September 22, 2004 closing share price of $25.00, MuniMae common shares have an annualized yield to shareholders of 7.5%.

Distribution	Record Date	Payment Date
$0.4675	November 1, 2004	November 12, 2004

About Municipal Mortgage & Equity
MuniMae and its subsidiaries originate, service and asset manage investments in multifamily debt and equity for its own account and on behalf of others. MuniMae conducts these operations through its subsidiary, MMA Financial, LLC. As of June 30, 2004, assets under management totaled $8.9 billion secured by 2,204 properties containing 245,725 units in 49 states plus the District of Columbia, Puerto Rico and the U.S. Virgin Islands. For its proprietary accounts, MuniMae primarily holds tax-exempt multifamily housing bonds. This on-balance sheet portfolio of tax-exempt bonds is secured by 163 properties containing 36,803 units in 27 states. For a portion of these bonds, MuniMae participates in the performance of the underlying properties.

MuniMae is organized as a limited liability company. This structure allows MuniMae to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly and paid in February, May, August and November.

This press release contains statements that are forward looking in nature and reflect management’s current views with respect to future events and financial performance. These statements are subject to many uncertainties and risks and should not be considered guarantees of future performance. This press release does not constitute an offer to sell any securities of Municipal Mortgage & Equity, LLC.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.
www.mmafin.com

Contacts
Investor Relations:
     Angela Richardson, 888/788-3863